                                                                    Exhibit 99.4

                              H. J. HEINZ COMPANY
              Unaudited Pro-Forma Consolidated Statement of Income
                         Fiscal Year Ended May 2, 2001


                                             Adjustments
                                               for the
                               Historical    Transaction      Pro Forma
                              -------------   -----------      ---------
                                            (in thousands)
Sales.....................     $8,820,884    $(1,833,186)(a)  $6,987,698
Cost of products sold.....      5,883,618     (1,476,351)(b)   4,407,267
                               ----------    -----------      ----------
Gross profit..............      2,937,266       (356,835)      2,580,431
Selling, general and
 administrative expenses..      1,954,912       (363,440)(b)   1,591,472
                               ----------    -----------      ----------
Operating income..........        982,354          6,605         988,959
Interest income...........         22,692            (95)(c)      22,597
Interest expense..........        332,957        (70,469)(d)     262,488
Other income, net.........            969          4,389 (e)       5,358
                               ----------    -----------      ----------
Income before income taxes
 and cumulative effect of
 accounting changes.......        673,058         81,368         754,426
Provision for income taxes        178,140         12,355 (f)     190,495
                               ----------    -----------      ----------
Income before cumulative
 effect of accounting
 change...................        494,918         69,013         563,931
Cumulative effect of
 accounting change........        (16,906)         1,625 (g)     (15,281)
                               ----------    -----------      ----------
Net income from continuing
 operations...............     $  478,012     $   70,638      $  548,650
                               ==========    ===========      ==========

Diluted income before
 cumulative effect of
 accounting change from
 continuing operations
 per share................     $     1.41                     $     1.61
                               ==========                     ==========
Diluted income from
 continuing operations
  per share...............     $     1.36                     $     1.56
                               ==========                     ==========
Average common shares
 outstanding -- diluted...        351,041                        351,041
                               ==========                     ==========
Basic income before
 cumulative effect of
 accounting change from
 continuing operations
 per share                     $     1.42                     $     1.62
                               ==========                     ==========
Basic income from
 continuing operations
  per share...............     $     1.37                     $     1.58
                               ==========                     ==========
Average common shares
 outstanding -- basic.....        347,758                        347,758
                               ==========                     ==========

NOTE: For the year ended May 2, 2001, there were $706.0 million pretax ($1.19 earnings per share) of special items in the historical results of which $339.3 million pretax ($0.72 earnings per share) were related to SKF Foods and $366.7 million pretax ($0.47 earnings per share) to continuing operations. See Heinz's Annual report filed on Form 10-K for the year ended May 1, 2002 for further details.

                               H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                         Fiscal Year Ended May 2, 2001


(a) Represents the revenues of Heinz's U.S. tuna, U.S. and Canadian pet food and pet snacks, U.S. private label soup and private label gravy, College Inn broth and U.S. infant feeding businesses, all of which were transferred to SKF Foods as a result of the transaction.

(b) Represents costs directly attributable to the businesses described in (a) above that were transferred to SKF Foods as a result of the transaction.

(c) Represents the interest income directly attributable to the businesses that were transferred to SKF Foods as a result of the transaction.

(d) Represents the interest expense on approximately $1.1 billion of debt that was repaid as a result of the transaction. Based on the outstanding floating rate debt, a variation in interest rates of 1/8% would cause interest expense to fluctuate approximately $1.4 million annually.

(e) Represents other miscellaneous expenses directly attributable to those businesses that were transferred to SKF Foods as a result of the transaction.

(f) Represents the tax provision associated with the income before taxes that was transferred to SKF Foods as a result of the transaction.

(g) Represents the cumulative effect on prior years from the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" attributable to the businesses that were transferred to SKF Foods as a result of the transaction.